EXHIBIT 10.2

         SCHEDULE TO EXHIBIT 10.1: CHANGE OF CONTROL SEVERANCE AGREEMENT

Parties to Similar Agreements Omitted.

         G. Brent Marvosh
         Dean J. Mart
         Loyall Kissee
         Charles J. Hallingstad
         Michael J. McCleary

Material Differences in Agreements.

                  Sections 4(d)(B) and (C) of the Agreement with Bruce K. Weldele provides for severance compensation equal to two times his annual base salary plus any target bonuses and 24 months of continued welfare and employee benefits. The same sections of the omitted Agreements provide for a lump sum severance compensation payment equal to the annual base salary plus any target bonus of the officer who is a party to the Agreement and 12 months of continued welfare and employee benefits.